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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



 Date of Report (Date of Earliest Event Reported): December 19, 2000 (November
                                   29, 2000)



                             COMFORCE Corporation
                           COMFORCE Operating, Inc.
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            (Exact Name of Registrant as Specified in its Charter)



                        COMFORCE Corporation: Delaware
                      COMFORCE Operating, Inc.: Delaware
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                (State or Other Jurisdiction of Incorporation)


COMFORCE Corporation:  1-6081            COMFORCE Corporation:  36-23262248
COMFORCE Operating, Inc.: 333-43341      COMFORCE Operating, Inc.: 11-3407855
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     (Commission File Number)                  (IRS Employer Identification No.)



415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York           11797
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(Address of Principal Executive Offices)                              (Zip Code)



Registrant's Telephone Number, Including Area Code:  (516) 437-3300
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Item 5. Other Events.

New Credit Facility

        On December 14, 2000, COMFORCE Corporation ("COMFORCE"), COMFORCE Operating, Inc. ("COI") and various of their operating subsidiaries (together with COMFORCE and COI, the "Company") entered into a Loan and Security Agreement with IBJ Whitehall Business Credit Corporation ("IBJ"), as lender and agent for other participating lenders, to provide for a $100 million revolving credit facility with available borrowings to be based upon a specified percentage of the Company's eligible accounts receivable (the "IBJ Credit Facility"). At closing, the Company borrowed $72 million and repaid the Company's existing credit facility with Heller Financial, Inc., as lender and agent for other participating lenders (the "Heller Credit Facility"), which was thereupon terminated. The Heller Credit Facility, which the Company entered into in November 1997, provided for borrowings of up to $75 million.

        Borrowings under the IBJ Credit Facility bear interest, at the Company's option, at a per annum rate equal to either (1) the base commercial lending rate of IBJ as announced from time to time (but not less than 0.5% in excess of the weighted average of the rates on overnight Federal funds transactions), plus a margin ranging from 0% if the Company's leverage ratio is 4.00 or less to 1% if the Company's leverage ratio is greater than 6.00 (which margin will be fixed at 0.75% through December 14, 2001), or (2) LIBOR plus a margin ranging from 1.75% if the Company's leverage ratio is 4.00 or less to 2.75% if the Company's leverage ratio is greater than 6.00 (which margin will be fixed at 2.50% through December 14, 2001).

        The obligations evidenced by the New Credit Facility are collateralized by a pledge of the capital stock of the subsidiaries of the Company and by security interests in substantially all of the assets of the Company. The agreements evidencing the New Credit Facility contain various financial and other covenants and conditions, including, but not limited to, limitations on paying dividends, engaging in affiliate transactions, making acquisitions and incurring additional indebtedness. The scheduled maturity date of the IBJ Credit Facility is December 14, 2003.

        The Company entered into the IBJ Credit Facility to permit it to increase its borrowing availability, which management believes will position the Company to better address its financial needs in the future. As discussed below under "Amendment of Indentures," the Company obtained consents from its public debtholders to amend its indentures to enable the Company to increase its credit facility borrowings. The Company will incur a charge of approximately $800,000 in the fourth quarter of 2000 for the early retirement of the Heller Credit Facility.

Amendment of Indentures

        In November 2000, the Company solicited the consents of its public debtholders to amend the Indenture dated November 26, 1997 between COI and Wilmington Trust Company, as trustee, with respect to the 12% Senior Notes due 2007 of COI (the "Notes") and the Indenture dated November 26, 1997 between COMFORCE and The Bank of New York, as trustee, with respect to the 15% Senior Secured PIK Debentures due 2009 of COMFORCE (the "Debentures"). Upon obtaining the requisite consents, the Company entered into First Supplemental Indentures dated as of November 29, 2000 with Wilmington Trust Company and The Bank of New York to give effect to the amendments approved. COI made


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consent payments to the holders of the Notes in the aggregate amount of $241,000 in connection with its solicitation of the consents. No consent payments were made to the holders of Debentures. The amendments adopted in the First Supplemental Indentures are summarized as follows:

     . The amendments expand the permitted maximum amount of credit facility debt to the greater of (1) $75 million at any time outstanding, less the amount repaid with the proceeds of asset dispositions, or (2) 90% of eligible accounts receivable outstanding at any time without reduction for repayments of principal.

     . The amendments liberalize the definition of "Asset Disposition" to permit the sale of accounts receivable through one or more securitization vehicles provided that the dollar amount outstanding under such securitization vehicles would not, when considered together with credit facility debt, exceed the amount of permitted debt. This amendment is intended to allow the Company the flexibility to use securitization financing techniques when they are more cost effective and provide greater flexibility than other financing vehicles.

     . The amendments increase the permitted amount of public company expense reimbursements from $1.25 million to $2 million to ensure that COMFORCE has greater access to funds to pay permitted public company expenses in line with any growth in its business.

     . The amendments permit the Company to pay income tax on forgiveness of up to $10 million of COMFORCE indebtedness. This provision is intended to facilitate the purchase or exchange by COMFORCE of Debentures at less than par from willing sellers, which would result in COMFORCE incurring tax liabilities.

     . At the request of the holders of Notes, the amendments reduce the aggregate principal amount of Notes that can be outstanding under the
          Note Indenture from $200 million to $110 million. Currently, $100 million principal amount of Notes is outstanding.

     . At the request of the holders of Notes, the amendments make clear that the calculation of the Company's consolidated net income (for purposes of determining, among other things, permitted dividends) would not be impacted by its repurchase of Debentures, but would be reduced by the loss incurred by the Company in connection with a consent solicitation

     Shortly after adoption of these amendments, IBJ requested that further amendments be adopted to clarify the scope of eligible accounts receivable, as defined in the amendments of November 29, 2000, before it entered into the IBJ Credit Facility. Accordingly, the Company entered into Second Supplemental Indentures dated as of December 4, 2000 with Wilmington Trust Company and The Bank of New York to adopt the clarifying amendments. These amendments did not, in the opinion of management, substantively modify the terms of the First Supplemental Indentures.

Settlement of Litigation

     In January 1997, Austin A. Iodice, who served as the Company's chief executive officer, president and vice chairman from 1993 to 1995 while the Company was engaged in the jewelry business, and Anthony Giglio, who performed the functions of the Company's chief operating officer during this same period, filed separate suits against the Company in the Connecticut Superior Court alleging that the

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Company had breached the terms of management agreements entered into with them by failing to honor options awarded to them in 1993. Mr. Iodice had received options to purchase 370,419 shares of the Company's common stock and Mr. Giglio had received options to purchase 185,209 shares of common stock, each at an exercise price of $1.125 per share. The Company maintained that these options had expired in 1996, three months after the plaintiffs ceased to be employed by the Company, as provided in the Company's Long-Term Stock Investment Plan. The plaintiffs maintained that they were agents and not employees of the Company and that, therefore, these options had not expired.

     The plaintiffs alleged that they were entitled to an unspecified amount of damages based upon the difference between the exercise price and highest market price of the Company's common stock following the date of the purported exercise of all options, plus costs and expenses. They also claimed entitlement to treble these damages under Connecticut law. They filed offers of judgment with the court for $6.0 million in the aggregate based upon the significantly higher prices of the Company's common stock in 1996 and 1997, but this offer did not limit the amount of damages they could claim at trial.

     On November 30, 2000, immediately prior to the scheduled jury trial, the parties reached settlement of these suits, the terms of which were entered with the court. Under the terms of settlement, the Company has agreed to pay to the plaintiffs $325,000 on January 2, 2001 and $300,000 on May 1, 2001 and to issue to them options on January 2, 2001 to purchase 555,628 shares of common stock in the aggregate at an exercise price of $0.6625 per share. While management of the Company believes that the options originally issued to the plaintiff's had expired, it believes that settlement was advisable given the exposure faced by the Company in the event of an adverse judgment in the jury trial. The Company will recognize a charge in the fourth quarter of 2000 of approximately $1.1 million as a result of this settlement.

Item 7.  Financial Statements and Exhibits.

         (a)  Financial statements of businesses acquired.

              Not applicable.

         (b)  Pro forma financial information.

              Not applicable.

         (c)  Exhibits.

              10.1 Loan and Security Agreement dated as of December 14, 2000 among COMFORCE Corporation, COMFORCE Operating, Inc. and other named subsidiaries, and IBJ Whitehall Business Credit Corporation, as lender and agent, and other named participating lenders.

              10.2 First Supplemental Indenture dated as of November 29, 2000 between COMFORCE Corporation and The Bank of New York, as trustee, to Indenture dated as of November 26, 1997.

              10.3 First Supplemental Indenture dated as of November 29, 2000 between COMFORCE

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                    Corporation and Wilmington Trust Company, as trustee, to
                    Indenture dated as of November 26, 1997.

               10.4 Second Supplemental Indenture dated as of December 4, 2000 between COMFORCE Corporation and The Bank of New York, as trustee, to Indenture dated as of November 26, 1997.

               10.5 Second Supplemental Indenture dated as of December 4, 2000 between COMFORCE Corporation and Wilmington Trust Company, as trustee, to Indenture dated as of November 26, 1997.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


COMFORCE Corporation

By: /s/ Harry Maccarrone
    --------------------
    Harry Maccarrone
    Executive Vice President and Chief Financial Officer

Dated: December 19, 2000

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